Exhibit 10.30
November 20, 2014
William F. Ruprecht
President and Chief Executive Officer
Sotheby’s
1334 York Avenue
New York, New York 10021
Dear Bill:
This letter hereby amends your Terms of Employment together with its Exhibits (the “Terms”) along with the Letter Agreement dated September 1, 2010 (the “Letter Agreement”), as further amended by letter dated December 19, 2013, with respect to your employment arrangement with Sotheby’s. The Terms, the Letter Agreement, the December 2013 amendment and the amendment effected by this letter shall hereinafter collectively be referred to as the “Agreement”). Capitalized terms used herein without separate definition shall have the meanings ascribed thereto in the Terms.

Sotheby’s and you have mutually agreed that you will resign your employment and resign from all positions you hold or may then hold with Sotheby’s and each of its subsidiaries and affiliates, including Chairman of the Board of Directors (“Chairman”), Chief Executive Officer and President of Sotheby’s and as a member of the Board of Directors of Sotheby’s (the “Board”), at the date that your successor as Chief Executive Officer is available to commence such duties or such earlier date as the Board may specify (the “Transition Separation Date”). You agree to execute such documents as Sotheby’s may reasonably request to effect and evidence your resignation from any such position. You and Sotheby’s agree that your termination of employment at the Transition Separation Date shall be treated for purposes of the Agreement as a termination by you for Good Reason and, subject to the terms and conditions hereof, you shall be entitled to receive the payments and benefits payable to you in accordance with the Agreement upon a termination by you for Good Reason, at the times specified therein, upon such a termination of your employment. For the avoidance of doubt and without limiting other benefits to which you will become entitled on the Transition Separation Date, your severance payment amount and your schedule of continued equity award vesting is set forth on a schedule separately provided to you prior to the execution hereof.

Based upon and subject to your continued performance of services, you shall continue to receive your base salary at the rate currently in effect for your service through the Transition Separation Date and continue to be eligible to participate through the Transition Separation Date in all employee benefit plans and programs (but not any incentive compensation programs, other than to the extent specifically addressed below) which are generally made available to senior officers of the Company. Your right to receive an annual bonus in respect of your services during 2014 (“2014 Bonus”) will be determined in accordance with the Agreement and the applicable terms and conditions of our annual incentive plan for 2014 consistent with past practice; provided, however, that, such bonus amount shall be payable to you in a cash lump sum at such time as annual bonuses are paid to the Company’s other senior executive officers notwithstanding whether you remain employed as of such payment date.

Notwithstanding any provision of the Agreement to the contrary, including, but not limited to, the provisions thereof entitled “Annual PSU Award,” subject to your continued employment through the

Transition Separation Date (unless you are involuntarily terminated without Cause or you terminate for Good Reason), the annual PSU award to be made to you in 2015 on or before March 31, 2015 shall be in respect of that number of shares of Sotheby’s common stock as is equal to the product of
(1) (A)    $3,500,000 divided by
(B)    the closing price of Sotheby’s common stock on the New York Stock Exchange on the last trading day prior to the date of grant; and
(2) a fraction (the “Pro-Ration Fraction”),
(A) the numerator of which shall be,
(i) if the Transition Separation Date occurs on or before March 31, 2015, 90 or
(ii) if the Transition Separation Date occurs after March 31, 2015, the number of days in 2015 elapsed from and including January 1, 2015 to and including the Transition Separation Date, and
(B) the denominator of which shall be 365.
Such award (the “2015 PSU Award”) shall be made not later than the time that annual equity grants are made in 2015 to other senior officers of Sotheby’s, notwithstanding whether you are then employed by Sotheby’s on such date. If such grant date precedes the Transition Separation Date, the number of shares to be granted shall be determined assuming that the Pro-Ration Fraction is 1, but if the actual Transition Separation Date is earlier than December 31, 2015, the excess of the number of shares granted subject to such 2015 PSU Award over the number of shares that is determined by the application of the above formula (determined based on the actual Transition Separation Date) shall be forfeited by you at the Transition Separation Date; provided, however, that for purposes of vesting in the 2015 PSU Award, you will be deemed vested on the basis that you had incurred a termination for Good Reason following the grant of such award if such award has not been made prior to the Transition Separation Date.
Notwithstanding any provision of the Agreement to the contrary, including, but not limited to, the provisions thereof entitled “Cash Bonus Compensation” and “Termination of Employment,” subject to your continued employment, you shall be paid a cash bonus in respect of your services during 2015 (the “2015 Pro-Rated Bonus”) equal to the product of
(1) your annual target bonus amount of $1,400,000; and
(2) the Pro-Ration Fraction.
Such 2015 Pro-Rated Bonus shall be payable within 30 days of the Transition Separation Date, subject to your execution and non-revocation of the Release attached to Exhibit D of the Agreement.
Except as provided below, if you voluntarily terminate your employment (other than by reason of your death or Disability or for Good Reason) prior to the Transition Separation Date or are terminated in good faith by the Board for Cause, all of your rights in respect to the 2015 PSU Award (whether or not granted prior to your date of termination) and the 2015 Pro-Rated Bonus will be forfeited. In the event that (x) you terminate your employment voluntarily prior to the Transition Separation Date (i) at any time with Good Reason or (ii) without Good Reason, upon 30 days’ advance written notice provided at any time after May 31, 2015 or (y) your employment terminates as a result of your death or Disability prior to the Transition Separation Date, you will be entitled to the termination benefits otherwise specified in the Agreement with respect to a termination by you with Good Reason and to receive (or retain the applicable portion of) the 2015 PSU Award and the 2015 Pro-Rated Bonus, determined assuming that your voluntary termination date (or date of death or termination for Disability) is the Transition Separation Date. For the avoidance of doubt, the parties agree that Sotheby’s removing you from the Chairman position prior to the Transition Separation Date will not constitute Good Reason for purposes of the Agreement; provided, that any other action or inaction by Sotheby’s which would otherwise constitute Good Reason prior to the Transition Separation Date shall enable you to terminate employment for Good Reason pursuant to the procedures set forth in the Terms and such termination for Good Reason shall be treated as a termination on the Transition Separation Date
You will be entitled to continued indemnification to the fullest extent permitted by applicable law for your services rendered on behalf of Sotheby’s through the Transition Separation Date. You will also be covered by directors’ and officers’ liability insurance coverage, including “tail” coverage following the termination of your employment on the same basis provided to other directors and officers.
All other provisions of the Agreement remain valid and binding.

Very truly yours,

SOTHEBY’S

By:__________________________

AGREED AND ACCEPTED:

/s/ William F. Ruprecht
William F. Ruprecht

Dated: November 20, 2014